                                                                       Exhibit 2

================================================================================



                            STOCK PURCHASE AGREEMENT


                                  by and among



                              MARKET FACTS, INC.,


                                KATHLEEN KNIGHT,


                              ROBERT SKOLNICK  and


                               GUNILLA BROADBENT,


                                      and


                                BAIGLOBAL, INC.



                           Dated as of July 31, 1997



================================================================================

                                     INDEX

Section                                                                     Page
-------                                                                     ----

1.   Definitions.............................................................  1

2.   Purchase and Sale of the Shares.........................................  1
     (a)  Purchase of Shares.................................................  1
     (b)  Purchase Price; Payments...........................................  2
     (c)  Determination of Closing Net Worth.................................  2
     (d)  Purchase Price Adjustment..........................................  3
     (e)  Additional Purchase Price..........................................  3
     (f)  The Closing........................................................  6
     (g)  Deliveries at the Closing..........................................  6

3.   Representations and Warranties Concerning the Transaction...............  7
     (a)  Representations and Warranties of the Sellers......................  7
     (b)  Representations and Warranties of the Buyer........................  8

4.   Representations and Warranties Concerning the Company...................  9
     (a)  Organization, Qualification, and Corporate Power...................  9
     (b)  Capitalization..................................................... 10
     (c)  Noncontravention................................................... 10
     (d)  Brokers' Fees...................................................... 10
     (e)  Title to Assets.................................................... 11
     (f)  No Investments..................................................... 11
     (g)  Financial Statements............................................... 11
     (h)  Events Subsequent.................................................. 11
     (i)  Undisclosed Liabilities............................................ 12
     (j)  Legal Compliance................................................... 12
     (k)  Tax Matters........................................................ 12
     (l)  Real Property...................................................... 13
     (m)  Intellectual Property.............................................. 14
     (n)  Contracts.......................................................... 14
     (o)  Accounts Receivable................................................ 15
     (p)  Work in Process.................................................... 15
     (q)  Powers of Attorney................................................. 15
     (r)  Litigation......................................................... 15
     (s)  Employee Benefits.................................................. 16
     (t)  Certain Business Relationships..................................... 17
     (u)  Environmental, Health and Safety Laws.............................. 17
     (v)  Bank Accounts, Guarantees.......................................... 17
     (w)  Insurance.......................................................... 18
     (x)  Employment, Labor and Other Relations.............................. 18
     (y)  Approvals.......................................................... 19
     (z)  Principal Customers and Suppliers.................................. 19
     (aa) Disclosure......................................................... 19

5.   Pre-Closing Covenants................................................... 19
     (a)  General............................................................ 19
     (b)  Notices and Consents............................................... 20
     (c)  Operation of Business.............................................. 20

     (d)  Preservation of Business........................................... 20
     (e)  Full Access........................................................ 20
     (f)  Notice of Developments............................................. 20
     (g)  Exclusivity........................................................ 21
     (h)  Repayment of Indebtedness.......................................... 21
     (i)  Employment Agreements.............................................. 21

6.   Post-Closing Covenants.................................................. 21
     (a)  General............................................................ 21
     (b)  Litigation Support................................................. 21
     (c)  Transition......................................................... 22
     (d)  Access to books and records........................................ 22

7.   Conditions to Obligation to Close....................................... 22
     (a)  Conditions to Obligation of the Buyer.............................. 22
     (b)  Conditions to Obligation of the Sellers............................ 23

8.   Remedies for Breaches of This Agreement................................. 23
     (a)  Survival of Representations and Warranties......................... 23
     (b)  Indemnification by the Sellers..................................... 24
     (c)  Indemnification by the Buyer....................................... 24
     (d)  Certain Limitations................................................ 25
     (e)  Matters Involving Third Parties.................................... 25
     (f)  Treatment of Indemnification Payments.............................. 26
     (g)  Setoff............................................................. 26

9.   Termination............................................................. 26
     (a)  Termination of Agreement........................................... 26
     (b)  Effect of Termination.............................................. 27

10.  Other Agreements........................................................ 27
     (a)  Noncompete; Nonsolicitation; Confidentiality....................... 27
     (b)  Releases........................................................... 28
     (c)  Collection of Accounts Receivable/WIP.............................. 29
     (d)  Projections........................................................ 29

11.  Miscellaneous........................................................... 29
     (a)  Press Releases and Public Announcements............................ 29
     (b)  No Third-Party Beneficiaries....................................... 29
     (c)  Entire Agreement................................................... 29
     (d)  Succession and Assignment.......................................... 30
     (e)  Counterparts....................................................... 30
     (f)  Headings........................................................... 30
     (g)  Notices............................................................ 30
     (h)  Governing Law...................................................... 31
     (i)  Amendments and Waivers............................................. 31
     (j)  Severability....................................................... 31
     (k)  Expenses........................................................... 31
     (l)  Construction....................................................... 31
     (m)  Incorporation of Exhibits.......................................... 32

APPENDIX OF DEFINITIONS...................................................... 33

                                    EXHIBITS
                                    --------


Exhibit A             Allocation of Purchase Price and Additional Purchase Price

Exhibit B             Quarterly EBIT Projections

Exhibit C             List of Employees

Exhibit D             Form of Opinion of Counsel to the Sellers and the Company

Exhibit E             Form of Employment Agreements

Exhibit F             Form of Opinion of Counsel to the Buyer


                              DISCLOSURE SCHEDULES
                              --------------------

Section 3(a)(iv)      Share Ownership
Section 4(a)(i)       Qualification/Directors
Section 4(c)          Noncontravention
Section 4(e)          Title to Assets
Section 4(g)          Financial Statements
Section 4(h)          Events Subsequent
Section 4(i)          Undisclosed Liabilities
Section 4(j)          Legal Compliance
Section 4(k)          Tax Matters
Section 4(l)          Real Property
Section 4(m)          Intellectual Property
Section 4(n)          Contracts
Section 4(r)          Litigation
Section 4(s)          Employee Benefits
Section 4(t)          Certain Business Relationships
Section 4(u)          Environmental
Section 4(v)          Bank Accounts/Guarantees
Section 4(w)          Insurance
Section 4(x)          Employment, Labor and Other Relations
Section 4(y)          Approvals
Section 4(z)          Principal Customers and Suppliers

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 31, 1997, by and among Market Facts, Inc., a Delaware corporation with its office and principal place of business located at 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005 (the "Buyer"); Kathleen Knight, residing at 8 Sarven Court, Tarrytown, New York 10591 ("Knight"), Robert Skolnick, residing at 124 East 84th Street, New York, New York 10028 ("Skolnick") and Gunilla Broadbent, residing at 9 Little Kings Lane, Rye Brook, New York 10573 ("Broadbent") (collectively, the "Sellers"); and BAIGlobal, Inc., a New York corporation with its office and principal place of business at 580 White Plains Road, Tarrytown, New York 15109 (the "Company").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Sellers in the aggregate are the record and beneficial owners of all of the issued and outstanding shares of the Company's capital stock; and

     WHEREAS, the Sellers desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding capital stock of the Company, upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

     1.  Definitions

     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Appendix of Definitions attached hereto and made a part hereof.

     2.  Purchase and Sale of the Shares

     (a)  Purchase of Shares
          ------------------

     Subject to the terms and conditions contained herein, each of the Sellers agrees to transfer and deliver to the Buyer, and the Buyer agrees to acquire from each of the Sellers, at the place of Closing on the Closing Date referred to in Section 2(f) hereof, free and clear of all Encumbrances, the number of shares of the Company set forth below which constitute all of the issued and outstanding shares of the Company's capital stock:

          Seller              Acquired Shares
          ------              ---------------

          Knight              490,000 shares of Class A Common Stock

          Skolnick            1,617.0501 shares of Class B Common Stock

          Broadbent           808.5250 shares of Class B Common Stock

     The shares of the Company's capital stock to be acquired by the Buyer pursuant to this Agreement are hereinafter referred to as the "Acquired Shares".

     (b)  Purchase Price; Payments
          ------------------------

          (i) Subject to the terms and conditions contained herein, the Buyer shall pay to the Sellers (as provided in Exhibit A hereto) as the purchase price (the "Purchase Price") for the Acquired Shares (A) the sum of $3,590,000, in cash at the Closing by wire transfer to the respective accounts designated by the Sellers or otherwise as the parties may agree, plus (B) the Additional Purchase Price (as defined in Section 2(e)(i), which shall be paid in accordance with Section 2(e) hereof.

          (ii) The parties hereto agree that Buyer shall pay to the Sellers (as provided in Exhibit A hereto) as the consideration for the covenants set forth in Section 10(a) hereof the amount of $50,000, in cash at the Closing by wire transfer to the respective accounts designated by the Sellers or otherwise as the parties may agree.

          (iii) Immediately after the Closing, the Buyer shall cause the Company to repay in full that certain Promissory Note dated July 31, 1997 to Skolnick in the principal amount of $1,500,000 and that certain Promissory Note dated July 31, 1997 to Broadbent in the principal amount of $750,000 by wire transfer (collectively, the "Seller Notes").

     (c)  Determination of Closing Net Worth
          ----------------------------------

          (i) As soon as reasonably practicable and in any event no later than sixty (60) days after the Closing Date, the Sellers will prepare and submit to the Buyer the following statements (the "Initial Closing Statements") prepared as of the close of business on the Closing Date: (A) a balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements (the "Closing Date Balance Sheet"), (B) a detailed statement by client of the Closing Receivables, Closing WIP and Closing Deferred Income reflected on the Closing Date Balance Sheet, and
(C) a statement of the excess of the Company's total assets (excluding deferred income tax assets, if any) over the Company's total liabilities as calculated based on the Closing Date Balance Sheet (the "Closing Net Worth").

          (ii) Upon receipt of the Initial Closing Statements, the Buyer and its accountants shall be permitted during the succeeding sixty (60) day period to examine the accounting records and work papers prepared by the Sellers or the Sellers' accountants in connection with the preparation of the Initial Closing Statements. If the Buyer agrees to the Initial Closing Statements, they shall become the Final Closing Statements. If the Buyer does not agree to the Initial Closing Statements it shall within sixty (60) days after delivery of the Initial Closing Statements by the Sellers, prepare and deliver to the Sellers a list of disputed adjustments (the "Disputed Adjustments") to the Initial Closing Statements. The Buyer and the Sellers shall use their best efforts to resolve the Disputed Adjustments. If the Buyer and the Sellers are able to reach an agreement on the Disputed Adjustments, the Initial Closing Statements shall be amended to reflect such agreement and shall become the Final Closing Statements.

          (iii) If the Buyer and the Sellers are unable to reach an agreement on the Disputed Adjustments within thirty (30) days after receipt by the Sellers of the Disputed Adjustments, then the Disputed Adjustments shall be resolved by a nationally-recognized firm of certified public accountants mutually acceptable to the accountants of the Buyer and the Sellers (the "Accounting Referee"). The parties shall use Reasonable Efforts to cause the Accounting Referee to promptly review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments. In making such determination, the Accounting Referee shall consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment's value, as so computed, shall not, in any event, be less than zero or greater than the amount of the Disputed Adjustments. Such determination shall be made within thirty (30) calendar days after the date on which the Accounting Referee receives notice of the Disputed Adjustments. The Initial Closing Statements shall then be amended to reflect the determination of the final value of each of the Disputed Adjustments and shall become the Final Closing Statements. The fees, costs and expenses of the Accounting Referee in conducting such review shall be shared equally by the Buyer and the Sellers.
The Final Closing Statements shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining any adjustment of the Purchase Price pursuant to this Section 2.

          (iv) For purposes of calculating accrued liabilities for Taxes, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on the Closing Date), the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the Company's prior practice.

     (d)  Purchase Price Adjustment
          -------------------------

     Within five (5) business days after the determination of the Final Closing Statements, either (i) the Sellers shall pay to the Buyer the amount by which
<$1,673,000> is greater than the Closing Net Worth as determined in the Final
Closing Statements, or (ii) the Buyer shall pay to the Sellers (as provided in Exhibit A hereto) the amount by which the Closing Net Worth is greater than
<$1,673,000>.  The amount, if any, required to be paid pursuant to this Section
2(d) shall include interest at the rate of seven percent (7%) per annum from the Closing Date through the date of payment of such amount (calculated on the basis of a year consisting of 365 days and paid for the actual days elapsed) and shall be paid by wire transfer to the account designated by the party or parties entitled to receive said payment, or otherwise as the parties agree.

     (e)  Additional Purchase Price
          -------------------------

          (i) Subject to the limitations set forth below, as additional consideration for the Acquired Shares, the Buyer shall pay to the Sellers (as provided in Exhibit A hereto) an amount equal to (A) 3.3 multiplied by (B) the Company's aggregate EBIT (as defined below) during the period beginning on the Closing Date and ending on December 31, 1999 (the "Earnout Period") in excess of $2,724,000; provided that in no event shall such amount be more than Five Million Dollars ($5,000,000) in the aggregate (the "Additional Purchase Price").

          Notwithstanding the above, a Seller shall not be entitled to twenty percent (20%) of his or her share of the Additional Purchase Price in the event that such Seller's employment with the Company is terminated for "Cause" (as defined in Section 7(a)(v) of the Seller's Employment Agreement) or the Seller voluntarily terminates his or her employment with the Company on or prior to December 31, 1999 pursuant to Section 7(a)(ii) of the Seller's Employment Agreement. For the avoidance of doubt, the foregoing limitation shall not apply if a Seller's employment with the Company is terminated prior to December 31, 1999 by reason of the Seller's death or "Disability" (as defined in the Seller's Employment Agreement). In the event that one or more of the Seller's is not entitled to twenty percent (20%) of his or her share of the Additional Purchase Price as provided above, such amount will be paid to those Sellers entitled to receive their full share of the Additional Purchase Price in proportion to their initial share of the Additional Purchase Price as provided in Exhibit A hereto. In the event none of the Sellers are entitled to twenty percent (20%) of their respective share of the Additional Purchase Price as provided above, such twenty percent (20%) will not be paid and the Buyer will be required to pay only eighty percent (80%) of the amount determined pursuant to subsection (i) above to the Sellers as the Additional Purchase Price.

          (ii) As used herein, the term "EBIT" shall mean the Company's net income, before interest charges (net of interest income), federal, state and local income taxes and before amortization of costs and expenses directly resulting from the transactions contemplated by this Agreement (including any compensation expense arising from Section 2(e)(i) above), calculated in all cases, in accordance with GAAP in a manner consistent with the calculation of the Company's net income as historically applied and reflected in the Audited Financial Statements (but only to the extent calculated in accordance with GAAP), except as otherwise expressly set forth herein.

          Unless otherwise agreed to in writing by the Buyer and the Sellers, for purposes of determining EBIT hereunder it is agreed that: (a) the Buyer and the Company will continue to use the procedures in place prior to the Closing Date, consistent with their past practices, for determining project charges and budgets and modifications thereto with respect to the Buyer's Mail Monitor and Inside Track projects, it being agreed that any changes in such projects or charges in excess of the agreed upon Mail Monitor and Inside Track project budgets must be agreed to in writing by any one of the Sellers and an MFI officer prior to such changes being made or such additional charges being incurred, (b) none of the Buyer's costs will be allocated by the Buyer to the Company, except as otherwise provided herein, (c) an annual charge of $35,000 for accounting fees from the Buyer's accountants relating to the preparation of financial statements and tax returns for the Buyer and its subsidiaries (including the Company) will be allocated to the Company, (d) interest charges for funds borrowed by the Company from Buyer pursuant to the internal line of credit provided by Buyer to the Company in accordance with Section 2(e)(v) hereof at the interest rate announced by Harris Trust and Savings Bank from time to time as its prime commercial rate will be allocated to the Company, (e) appropriate intercompany charges for general overhead costs (such as insurance costs) and other services provided by the Buyer to the Company will be mutually determined by the parties on a case by case basis, (f) all research and development costs will be accounted for in accordance with GAAP, (g) in the event the Buyer expressly prohibits the Company from continuing a client relationship in existence as of the Closing Date because of a trade conflict with one or more of the Buyer's clients or otherwise, an equitable adjustment will be made to the EBIT threshold set forth in subsection 2(e)(i) above to compensate for the Company's loss of such client(s), (h) EBIT will not be affected by gains or losses from transactions by the Buyer involving the Company's capital stock or the purchase and/or sale of derivatives, options, swaptions, puts, calls, collars or similar transactions made by the Buyer on behalf of the Company, and (i) EBIT will not be affected by any costs or expenses incurred by the Company for which the Buyer or the Company have actually received indemnification payments pursuant to Section 8 hereof.

          (iii) Within ninety (90) days after the end of the third calendar quarter of 1997 and each of the first three calendar quarters of 1998 and 1999, the Buyer will deliver to the Sellers copies of the Company's unaudited financial statements for such calendar quarter, together with the Buyer's calculation of the Company's EBIT for such quarter. As soon as practicable and in any event no later than 120 days after the end of the 1997, 1998 and 1999 calendar year, the Buyer shall also deliver to the Sellers copies of the Company's audited financial statements for such year, together with the Buyer's calculation of the Company's EBIT for such calendar year.

          Upon receipt of the Company's financial statements and the Buyer's calculation of the Company's EBIT for each such period, the Sellers and their accountants (at the Sellers' cost) shall be permitted during the succeeding sixty (60) day period to examine the accounting records and work papers prepared by the Buyer or the Buyer's accountants in connection with the preparation of the financial statements and EBIT calculation for such period. If the Sellers agree to the Buyer's EBIT calculation for such period, it shall become final and binding on the parties. If the Sellers do not agree with the Buyer's EBIT calculation for such period, they shall within sixty (60) days after delivery of the Buyer's EBIT calculation, prepare and deliver to the Buyer a list of disputed adjustments to the Buyer's calculation which the parties agree to resolve in accordance with the procedures set forth in Section 2(c)(ii) and
(iii) hereof. Upon the resolution of the Sellers list of disputed adjustments to the Buyer's EBIT calculation for each such period, such calculation shall be deemed final and shall be conclusive and binding upon the parties for the purposes of determining the Additional Purchase Price to be paid pursuant to this Section 2(e) and the last paragraph of Section 2(e)(v) below.

          (iv) Upon the later of June 30, 2000 or five (5) business days after the date the calculation of the Company's EBIT for the 1999 calendar year becomes final as provided in subsection (iii) above, the amount of the Additional Purchase Price shall be paid by the Buyer to the Sellers entitled to such payment by the delivery of (A) cash for up to the first $4 million of the Additional Purchase Price by wire transfer to accounts designated by the Sellers entitled to such payment, or in such other manner as the parties agree, and (B) MFI Shares with a Market Price (as defined below) equal to up to $1 million for the balance of the Additional Purchase Price. Buyer agrees to reserve for issuance an amount of shares equal to the number of MFI Shares issuable pursuant to this Agreement.

          For purposes of determining the number of MFI Shares to be issued pursuant to this Section 2(e)(iv), the Market Price for the MFI Shares shall be the average daily closing price per share of the MFI Shares for the last twenty
(20) trading days prior to the issuance of such shares as reported on The Nasdaq Stock Market (or such other exchange on which the MFI Shares are then traded).

          (v) During the Earnout Period, the Company will be managed by its Board of Directors which will be controlled by the Buyer, provided that the Buyer agrees that the Sellers in their capacities as Company officers (so long as they are employed by the Company) will be permitted to continue to operate in the Ordinary Course of Business. In furtherance of the foregoing, unless otherwise agreed to in writing by the Buyer and the Requisite Sellers, it is agreed that the Sellers in their capacity as Company officers (so long as they are employed by the Company), acting reasonably and in accordance with the Company's past practices and industry standards, shall: (a) make employment and staffing decisions with respect to the Company's employees (other than for the Sellers), (b) determine compensation levels for the Company's employees including the development of an annual incentive compensation plan for its key employees (other than the Sellers) designed to retain, motivate and reward such individuals, (c) determine research and development priorities, including levels of investment, with the Buyer's review and consent, (d) maintain employee benefits for the Company's employees at levels consistent with the

Company's past practices, (e) determine pricing structures, and (f) continue to operate the Company's business from its current offices. During the Earnout Period, the Sellers in their capacity as Company officers (so long as they are employed by the Company) will also be responsible for the timely preparation of the Company's internal financial statements and maintaining its books and records, which financial statements and reports will be prepared and maintained in a manner consistent with the Buyer's financial reporting requirements and procedures.

          (vi) During the Earnout Period, the Buyer agrees (a) to provide the Company with an internal line of credit to fund its operations, consistent with its prior working capital requirements, (b) that the contractual agreements currently in place between Buyer and the Company for Mail Monitor and Inside Track will remain in effect, subject to the provisions of Section 2(e)(ii)(a) hereof, and (c) that each Seller's duties under their respective Employment Agreements will be limited to the Company's business and that none of the Sellers will be assigned duties on projects other than for the benefit of the Company without the prior written consent of each Seller (so long as such Seller is employed by the Company).

          (vii) In the event that (A) the Buyer proposes to transfer all of the Company's capital stock (whether by sale, merger or otherwise) to an unaffiliated party, or (B) the Company proposes to sell or otherwise transfer all or substantially all of its assets to an unaffiliated third party, in each case prior to the time when the Additional Purchase Price, if any, has been paid or the amount of such Additional Purchase Price, if any, is finally determined, then such transaction shall be conditioned upon (X) such third party's express assumption of Buyer's obligations under this Section 2(e), or (Y) Buyer's payment in full of the Additional Purchase Price.

          (viii) Notwithstanding the above, the Buyer's covenants under Sections 2(e)(v), (vi) and (vii) will immediately terminate in the event that at the end of any fiscal quarter, the Company does not meet the EBIT target as of the end of such period as set forth in Column A of Exhibit B hereto.

     (f)  The Closing
          -----------

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Segal & Tesser, LLP, 300 East 42nd Street, New York, NY commencing at 10:00 a.m. local time on July 31, 1997 or such other date or place as the Buyer and the Sellers may mutually determine (the "Closing Date").

     (g)  Deliveries at the Closing
          -------------------------

     At the Closing, (i) the Sellers will deliver to the Buyer the various agreements, certificates, opinions and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various agreements, certificates, opinions and documents referred to in Section 7(b) below, (iii) the Sellers will transfer, assign, convey and deliver to the Buyer stock certificates representing the Acquired Shares, endorsed in blank or accompanied by duly executed assignment documents (with all requisite transfer tax stamps affixed thereto), and (iv) the Buyer will pay to each of the Sellers the Purchase Price in accordance with Section 2(b) above.

     3.  Representations and Warranties Concerning the Transaction

     (a)  Representations and Warranties of the Sellers
          ---------------------------------------------

     Each of the Sellers, severally and not jointly, represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3(a)) with respect to herself or himself only.

          (i)  Authorization of Transaction
               ----------------------------

          Each Seller has full right, power, authority and capacity to execute and deliver this Agreement and each of the Seller Ancillary Documents and to perform his or her obligations hereunder and thereunder. This Agreement constitutes, and, when executed, the Seller Ancillary Documents will constitute, the valid and legally binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with their terms and conditions, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency, and similar laws effecting creditors' rights generally. Each Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (ii)  Noncontravention
                ----------------

          Neither the execution and the delivery by the Seller of this Agreement and the Seller Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) violate or conflict with or result in a breach of, or give any person the right to declare a default under or accelerate the maturity of or terminate or cancel any agreement, contract, obligation or instrument to which the Seller is a party or by which his or here assets are bound.

          (iii)  Brokers' Fees
                 -------------

          The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated. The Sellers have engaged New England Business Exchange, Inc. ("NEBE") as their advisor in connection with the transactions contemplated by this Agreement and all fees and payments due to NEBE in connection with the transactions contemplated hereby will be paid by the Sellers.

          (iv)  Share Ownership
                ---------------

          Each Seller owns of record and beneficially, and has good and valid title to, the number of shares set forth next to his or her name in Section 3(a)(iv) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), and of any Encumbrances (other than those created by this Agreement), and upon the delivery of and payment for the Acquired Shares at the Closing as provided for herein, the Buyer will acquire good and valid title to thereto, free and clear of all Encumbrances. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Company's capital stock (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

          (v)  Investment
               ----------

          Each Seller understands and acknowledges that the MFI Shares issuable to the Sellers pursuant to Section 2(e) of this Agreement, if any, will not have been registered under the Securities Act or qualified under any applicable state securities laws on the date of their issuance and will constitute "Restricted Securities" within the meaning of Rule 144 under the Securities Act and therefore may not be resold unless registered under the Securities Act or sold pursuant to an exemption from registration. The certificate(s) representing the MFI Shares issuable pursuant to this Agreement shall bear such legend as the Buyer deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state law.

          Each of the Sellers represent that he or she (i) does not presently intend to sell or otherwise transfer or dispose of the MFI Shares issuable pursuant to this Agreement, (ii) will be acquiring the MFI Shares for his or her own account and not for that of any other persons, and without a view to or in connection with any distribution thereof which is in violation of the Securities Act or in violation of any applicable state securities laws and (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her investment in the MFI Shares.

     (b)  Representations and Warranties of the Buyer
          -------------------------------------------

     The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3(b)).

          (i)  Organization of the Buyer
               -------------------------

          The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (ii)  Authorization of Transaction
                ----------------------------

          The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the Buyer Ancillary Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and, when executed, the Buyer Ancillary Documents will constitute, the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms and conditions, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency, and similar laws effecting creditors' rights generally.

          (iii)  Noncontravention
                 ----------------

          Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any provision of the certificate of incorporation or bylaws of the Buyer, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or (C) violate or conflict with or result in a breach of, or give any person the right to declare a default under, or accelerate the maturity of or terminate or cancel any agreement, contract, obligation or instrument to which the Buyer is a party or by which any of its assets are bound.

          The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other party in connection with the consummation of the transactions contemplated by this Agreement.

          (iv)  Brokers' Fees
                -------------

          The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (v)  Investment
               ----------

          The Buyer represents that it (i) does not presently intend to sell or otherwise transfer or dispose of the Acquired Shares to be acquired by it pursuant to this Agreement, and (ii) will be acquiring the Acquired Shares for its own account and not for that of any other persons, and without a view to or in connection with any distribution thereof which is in violation of the Securities Act or in violation of any applicable state securities laws.

     4.  Representations and Warranties Concerning the Company

     The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

      (a)  Organization, Qualification, and Corporate Power
           ------------------------------------------------

          (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each jurisdiction in which the Company is authorized to conduct business is listed in Section 4(a) of the Disclosure Schedule. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned, leased and used by it. Section 4(a) of the Disclosure Schedule lists the current directors and officers of the Company.

          (ii) The Company has delivered to the Buyer true and correct copies of the certificate of incorporation and the bylaws of the Company, as amended to date and currently in effect. The Company has provided the Buyer with access to all books and records of the Company (including the books of account, minute books, stock record books and other records of the Company), which books and records are complete and accurate in all material respects. At the Closing, all of such books and records will be in the possession of the Company.

          (iii) The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the Company Ancillary Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Company Ancillary Agreements will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency, and similar laws effecting creditors' rights generally.

     (b)  Capitalization
          --------------

     The Company's authorized capital stock consists of 1,500,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock, of which 490,000 shares of Class A Common Stock presently are issued and outstanding, and 2,425.5751 shares of Class B Common Stock presently are issued and outstanding. All of the Company's issued and outstanding shares have been duly authorized, are validly issued, fully paid, and nonassessable, were issued in compliance with applicable law and are held of record and beneficially by the Sellers as set forth in Section 3(a)(iv) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     (c)  Noncontravention
          ----------------

     Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, the Seller Ancillary Agreements and the Company Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, (iii) violate or conflict with or result in a breach of, or give any person the right to declare a default or exercise any remedy under or accelerate the maturity of or terminate or cancel any agreement, contract, obligation or instrument to which the Company is a party or by which its assets are bound, or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the properties or assets of the Company.

          Except as set forth in Section 4(c) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other party in connection with the consummation of the transactions contemplated by this Agreement or to enable the Company to continue to conduct the Business after the Closing in the manner in which it is currently conducted.

     (d)  Brokers' Fees
          -------------

     The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e)  Title to Assets
          ---------------

     The Company is the owner of and has good and valid title to (or valid and enforceable licenses to use or leasehold interests in) all properties and assets that it purports to own, use or lease, including those properties and assets reflected in the Audited Financial Statements (other than those properties and assets disposed of by the Company since the date thereof in the Ordinary Course of Business and for fair value) in the amounts and categories reflected therein, and all properties and assets acquired by the Company after the date thereof, in each case free and clear of all Encumbrances, except for (i) the lien of current taxes not yet due and payable and (ii) the Encumbrances disclosed and described in paragraph 4(e) of the Disclosure Schedule. Except as disclosed in Section 4(e) of the Disclosure Schedule, the properties and assets of the Company are in good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation.

     (f)  No Investments
          --------------

     The Company does not own, directly or indirectly, any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise, or other entity of any nature whatsoever.

     (g)  Financial Statements
          --------------------

     Attached to Section 4(g) of the Disclosure Schedules are true and correct copies of the following financial statements (collectively the "Financial Statements"): (A) the balance sheet and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1996 for the Company, opined on by KPMG Peat Marwick LLP (the "Audited Financial Statements"); (B) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995 for the Company and (C) the unaudited balance sheet and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six (6) month period ended June 30, 1997 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) are complete and accurate in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes.

     (h)  Events Subsequent
          -----------------

     Except as set forth in Section 4(h) of the Disclosure Schedule, since December 31, 1996, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of the Company. Without limiting the generality of the foregoing, except as set forth in Section 4(h) of the Disclosure Schedule, since December 31, 1996, the Company has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business (except for the transactions contemplated by this Agreement), and there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect, (ii) any increase in the compensation, commissions or perquisites payable or to become payable by the Company to any director, officer, employee or agent of the Company or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Company (other than any such increase or payment to persons other than the Sellers that were paid or become payable in the Ordinary Course of Business), (iii) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted,
(iv) any cancellation of any debts owed to or claims held by the Company or the incurrence of any obligation or liability other than in the Ordinary Course of Business, (v) any sale, lease, abandonment or other disposition by the Company of any property in excess of $25,000, (vi) any termination of any agreement, contract or arrangement material to the Company, (vii) any agreement or commitment by the Company to incur capital expenditures or make investments in excess of $25,000 per item or $50,000 in the aggregate, or (viii) the declaration or payment of any dividend or distribution in respect of, or the purchase or redemption of any of, the Company's capital stock.

     (i)  Undisclosed Liabilities
          -----------------------

     The Company does not have any liabilities or obligations (whether direct or indirect, absolute, matured, contingent or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the Audited Financial Statements, except (A) liabilities and obligations which are specifically disclosed in Section 4(i) of the Disclosure Schedule and (B) current liabilities and obligations incurred in the Ordinary Course of Business since December 31, 1996, and which are of the same nature as those set forth on the Audited Financial Statements, and which are not, individually or in the aggregate, material to the Company. To the Knowledge of the Sellers, there is no basis for assertion against the Company of any liabilities or obligations not adequately reflected, reserved against or given effect to in the Audited Financial Statements, except for liabilities and obligations described in clause (B) of this Section 4(i).

     (j)  Legal Compliance
          ----------------

     The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) (collectively, "Laws"), except where the failure to comply would not have a Material Adverse Effect. Except as set forth in Section 4(j) of the Disclosure Schedule, the Company has not received any notice from any governmental authority or other person regarding any actual, alleged or a potential violation of or failure to comply with any Laws.

     (k)  Tax Matters
          -----------

          (i) The Company has filed (on a timely basis) all Tax Returns that it was required to file, and all such Tax Returns were true and correct in all material respects, were prepared in all material respects in accordance with applicable law and regulations and properly reflect the Taxes of the Company for the periods covered thereby. All Taxes called for as due by such Tax Returns, or which are otherwise due and owing by the Company, whether or not shown on any such Tax Returns, have been fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof which are or could become a lien on the properties and assets of the Company, except for current Taxes not yet due and payable. The charges, accruals and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are least equal to the Company's liability for Taxes not yet due and payable for all periods prior to and through the date hereof. There exist no disputes regarding Taxes or proposed Tax assessments against the Company, except as disclosed in Section 4(k) of the Disclosure Schedule. The Company also has made (on a timely basis) all proper withholdings and collections of Taxes and paid the necessary withholding and collection of Taxes to the appropriate parties.

          (ii) Section 4(k) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for the years 1991 to 1996 and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Section 4(k) of the Disclosure Schedule also lists all audits that have been completed since 1990 or are currently ongoing with respect to Taxes for which returns have not been filed. The Sellers have made available to the Buyer correct and complete copies of all Tax Returns for all years not barred by the statute of limitations, and of all examination reports, and statements of deficiencies assessed against or agreed to by the Company for such years, and all notices, reports and other documents received by the Company with respect to audits currently being conducted. Except as set forth in Section 4(k) of the Disclosure Schedule, all deficiencies proposed as a result of such audits have been paid, reserved against or settled. Section 4(k) of Disclosure Schedule describes all adjustments to Tax Returns filed by the Company for all taxable years since 1991, and the resulting deficiencies proposed the relevant taxing authority.

          (iii) Except as set forth in Section 4(k) of the Disclosure Schedule, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes assessment or deficiency.

          (iv) The Company is not a party to any Taxes allocation or sharing agreement. The Company has not been a member of an Affiliated Group.

          (v) The Company has not made an election under Internal Revenue Code
Section 341 to be a collapsible corporation. The Company is not presently and has not been, within the five-year period preceding the date hereof, an "S" corporation.

     (l)  Real Property
          -------------

          (i) The Company does not presently own, and has never owned, any real property.

          (ii) Section 4(l) of the Disclosure Schedule lists each lease or agreement (written or oral) under which the Company is lessee, sublessee or sublessor or holds or operates any real property (the "Leases"). The Sellers have delivered to the Buyer correct and complete copies of the Leases. There is set forth in Section 4(l) of the Disclosure Schedule a brief description (including in each case the annual rent payable, the commencement and expiration dates, a brief description of the property covered, the name of the lessor or sublessee, the amount of any security deposit, and any real estate taxes for the current year) for each Lease. To the Knowledge of the Sellers, each Lease is legal, valid, binding, enforceable, and in full force and effect. Neither the Company, nor to the Knowledge of the Sellers any other party, is in default in any material respect under any Lease nor has any event occurred which with the passage of time or giving of notice or both will constitute such a default. To the Knowledge of Sellers, the real property and the buildings thereon utilized by the Company do not violate any building, zoning or other laws or ordinances, or any agreement applicable thereto, and no notices of any such violations or claimed violations has been received by the Company.

     (m)  Intellectual Property
          ---------------------

          (i) Section 4(m) of the Disclosure Schedule lists (A) all patents, trademarks, servicemarks, tradenames and copyrights and all registrations and applications therefor, all rights in operating and applications computer programs, software and data bases, and a description of the nature of all trade secrets, confidential know-how, inventions and similar proprietary rights, in each case owned or used by the Company (the "Intellectual Property Rights"); and
(B) other than any perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 each, all licenses and similar agreements (the "Licenses") to which the Company is a party relating to any of the Intellectual Property Rights. The Intellectual Property Rights are all those necessary for the operation of the business of the Company as currently conducted.

          (ii) True, correct and complete copies of each of the Licenses have been furnished to the Buyer. To the knowledge of the Sellers, each of the Licenses constitutes the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with their terms. The Company is in compliance in all material respects with the terms of the Licenses and there are no defaults by the Company or, to the Knowledge of the Sellers, by any other party, under any material terms of the Licenses. Except as described in Section 4(m) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not alter or impair any of the Company's rights with respect to the Intellectual Property Rights or require the consent of any party to any of the Licenses.

          (iii) Except as described in Section 4(m) of the Disclosure Schedule, the Company is the sole and exclusive owner of, or sole and exclusive licensee of, the Intellectual Property Rights. No other person or entity owns any right, title or interest in the Intellectual Property Rights not specified in Section 4(m) of the Disclosure Schedule, or has any right to a royalty or payment of any kind from the Company with respect to the Intellectual Property Rights. There are no asserted claims or litigation challenging or, to the Knowledge of the Sellers, threatening to challenge the right, title and interest of the Company to use the Intellectual Property Rights.

          (iv) To the Knowledge of the Sellers, the operation of the business of the Company does not violate any rights of others in the Intellectual Property Rights and/or Licenses and the rights of the Company in the Intellectual Property Rights are not being violated or infringed by others. The Company has not received any notice from any third party of any claim adverse to the Company in respect of the Intellectual Property Rights.

          (v) The Company has taken all actions necessary under the circumstances to protect the secrecy, confidentiality and value of its Intellectual Property Rights and, to the Knowledge of the Sellers, none of the Company's Intellectual Property Rights have been used, divulged or appropriated for the benefit of any third party.

     (n)  Contracts
          ---------

          (i) Set forth in Section 4(n) of the Disclosure Schedule is a list of each oral or written contract, agreement, commitment or understanding to which the Company is a party or is otherwise bound (the "Contracts"): (a) for the employment of any officer or employee earning more than $50,000 per annum or which is not cancellable by the Company without payment of severance and on thirty days or less notice; (b) for the purchase or sale of capital stock or interests in or convertible to capital stock; (c) for the borrowing of money;
(d) for leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, and vehicles) which requires an annual payment in excess of $10,000 or the unexpired term of which exceeds one (1) year and requires a payment in excess of $10,000 in the aggregate; (e) involving the payment or receipt of in excess of $10,000 per annum by the Company or the unexpired term of which exceeds one (1) year and involves a payment in excess of $10,000 in the aggregate (including, without limitation, customer contracts, vendor supply contracts or "blanket" purchase orders); (f) providing for the services of dealers, distributors, sales representatives, or similar representatives involving the payment or receipt of in excess of $10,000 per annum by the Company; (g) relating to currently effective express warranties made by the Company in respect of any services rendered or product provided by the Company; (h) involving capital expenditures or the acquisition of fixed assets which require aggregate annual payments in excess of $10,000; or (i) any other contract that is material to the business of the Company (including, without limitation, non-competition agreements, agreements to acquire or dispose of assets other than in the Ordinary Course of Business and agreements restricting the Company from doing business in any manner).

          (ii) To the knowledge of the Sellers, all of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, enforceable in accordance with their terms, and are in full force and effect. Neither the Company nor, to the Knowledge of the Sellers, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract, which default would have a Material Adverse Effect. Correct and complete copies of all written Contracts have been made available to the Buyer and correct and complete descriptions of the material terms of all oral Contracts are set forth in Section 4(n) of the Disclosure Schedule.

     (o)  Accounts Receivable.
          -------------------

     All notes and accounts receivable of the Company are properly reflected on the Company's books and records, are valid receivables subject to no setoffs or counterclaims, and will be collected in accordance with their terms, subject to any reserves for bad debts. The Closing Receivables reflected in the Closing Date Balance Sheet will be collected in full within six (6) months after the Closing Date.

     (p)  Work in Process
          ---------------

     All unbilled work in process of the Company is properly reflected on the Company's books and records in accordance with its Method for Determining Earned Income, and is valid work in process subject to no setoffs or counterclaims, subject to any reserves for bad debts. The Closing WIP reflected in the Closing Date Balance Sheet will be billed and collected in full within eighteen (18) months after the Closing Date.

     (q)  Powers of Attorney
          ------------------

     Except as disclosed in Section 4(n) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

     (r)  Litigation
          ----------

     Except as described in Section 4(r) of the Disclosure Schedule, there is no
(i) action, suit or proceeding pending or, to the Knowledge of Sellers, threatened by or against the Company or any of its assets, (ii) order, writ, injunction, order, judgment or decree issued by or requested of any court or governmental agency against the Company or any of its assets or (iii) action, suit or proceeding pending or, to the Knowledge of the Sellers threatened, against the Company that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

     To the Knowledge of the Sellers, no event has occurred or circumstances exist that could reasonably be expected to give rise to or serve as a basis for the commencement of any such proceeding. The Sellers have delivered to the Buyer copies of all pleadings, correspondence and other documents relating to each such proceeding listed in Section 4(r) of the Disclosure Schedule.

     (s)  Employee Benefits
          -----------------

     Section 4(s) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

          (i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies and has complied in form and operation in all material respects with the applicable requirements of ERISA and the Code.

          (ii) All contributions to Employee Benefit Plans (including all employer contributions and employee salary reduction contributions) required of the Company and any other member of a Controlled Group have been completely and timely made in compliance with all applicable laws and agreements.

          (iii) Each Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a). No event has occurred since the date of such determination(s), including effective changes in laws or modifications to the plan, that would adversely affect such qualification or tax exempt status, other than the failure to make any required amendments, the time for the adoption of which has not yet expired.

          (iv) The Company has never maintained or contributed to a defined benefit pension plan (as defined in Section 3(35) of ERISA).

          (v) Neither the Company, nor any other member of a Controlled Group, has at any time (i) contributed to (or been obligated to contribute to) any Multiemployer Plan, or (ii) been a party to a collective bargaining agreement.

          (vi) The Sellers have delivered to the Buyer correct and complete copies of plan documents, and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan or other plan, program, agreement or arrangement.

          (vii) Other than routine claims for benefits, there is no pending or threatened assessment, complaint, proceeding, claim, audit or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan. No "prohibited transaction" under Code Section 4975 or ERISA Section 406 to which a statutory, class or individual exemption does not apply, nor any breach of duty imposed by Part 4 of Title I of ERISA, has occurred with respect to any Employee Benefit Plan which could have a material adverse effect upon the assets, liabilities, business, operations, conditions (financial or otherwise) or properties of the Company.

          (viii) Neither the Company nor any other member of a Controlled
Group has made any promises or commitments to provide, and is under no obligation or liability to provide, (i) medical benefits, or (ii) life insurance or other death benefits, through insurance or otherwise, to retirees or former employees of Company or any other member of a Controlled Group or their respective dependents, except as may be required under Code Section 4980B or ERISA Section 601 (et seq.) or any similar and applicable state statute.

          (ix) All (i) insurance premiums required to be paid with respect to,
(ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to Closing will have been paid, made or accrued on or before the Closing.

     (t)  Certain Business Relationships
          ------------------------------

          (i) Except as set forth in Section 4(t) of the Disclosure Schedule, no director, officer or employee of the Company, none of the Sellers and no Affiliate of any Seller, or their respective spouses or children, directly or indirectly, has (A) any ownership interest in any assets or properties used in the business of the Company, (B) any financial, business or contractual relationship or arrangement with or loans outstanding to or from the Company, or
(C) any ownership or financial interest in or contractual relationship with, or serves as an officer or director of, any customer, competitor, or supplier of the Company (excluding ownership of less than two percent (2%) of the outstanding stock of a publicly traded company).

          (ii) To the Knowledge of the Sellers, none of the Company nor any of the Sellers, or any director, officer, employee or agent of the Company, has within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier or governmental employee (A) which subjected or might have subjected the Company to any damage or penalty under law, or (ii) which if not given in the past would have resulted in, or if not continued in the future could be expected to result in, a Material Adverse Effect.

     (u)  Environmental, Health and Safety Laws
          -------------------------------------

     The Company is not now, nor has it been in the past, in violation of any Environmental, Health and Safety Laws, which violation would have a Material Adverse Effect. Except as set forth in Section 4(u) of the Disclosure Schedule,
(i) the Company has not received notice of, or any claim that it may have liability for, any violation of any Environmental, Health and Safety Laws, (ii) the Company has not released, disposed of, treated or arranged for the storage, disposal or treatment of any "Hazardous Substance" or other waste, and (iii) to the Knowledge of the Sellers, there are no underground storage tanks or Hazardous Substance waste disposal sites located on the properties leased by the Company.

     (v)  Bank Accounts, Guarantees
          -------------------------

     Set forth in Section 4(v) of the Disclosure Schedule is: (i) a list of all accounts, borrowing resolutions and deposit boxes maintained by the Company at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes; (ii) a description of any lock box, blocked account or other agreements affecting the Company's right, title or interest in and to such accounts or deposit boxes (true and correct copies of which have been furnished by the Sellers to the Buyer); and (iii) all agreements or commitments of the Company guaranteeing the payment of money or the performance of other contracts by the Company, or by any third persons.

     (w)  Insurance
          ---------

     Section 4(w) of the Disclosure Schedule contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1994), maintained by or on behalf of the Company on its properties, assets, business or personnel. All such policies are (and following the Closing will continue to be) in full force and effect, and the Company is not in default in any material respect with respect to any provision contained in any insurance policies, nor has the Company failed to give any notice or present any claim thereunder in due and timely fashion.

     All such insurance is in amounts and against such risks as are usual and customary and adequate to protect the Company's business and properties and to comply with the Company's obligations to provide insurance under any agreement, contract or lease to which the Company is a party. Except as described in
Section 4(w) of the Disclosure Schedule, the insurance coverage provided by the policies therein will not terminate or lapse or otherwise be affected by the transactions contemplated by this Agreement. At no time has the Company been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to them (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of the Company are necessary or required by such carrier. None of such insurance policies is subject to retroactive premium adjustment in respect of prior periods.

     (x)  Employment, Labor and Other Relations
          -------------------------------------

     Except as disclosed in Section 4(x) of the Disclosure Schedule, the Company is not a party to and is not otherwise bound by any contract, agreement or collective bargaining agreement with, and no employees of the Company are represented by, any labor union or organization. Except as set forth in Section 4(x) of the Disclosure Schedule, the Company has not received notice of any charges or complaints involving any federal, state or local civil rights enforcement agency or court; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, threatened or proposed, involving the Company and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could have a Material Adverse Effect. The Company is and has heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and the Company is not engaged in any material violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination. Except as disclosed in Section 4(x) of the Disclosure Schedule, there is no existing or, to the Knowledge of Sellers, threatened labor disturbance by the Company's employees or, to the Knowledge of Sellers, of any of the Company's's principal suppliers, contractors, or customers, which could have a Material Adverse Effect.

     (y)  Approvals
          ---------

     Except as set forth in Section 4(y) of the Disclosure Schedule, the Company possesses all governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the "Approvals") necessary to own or hold under lease and operate its properties and assets and to carry on its business as now conducted, except where the failure to have any such Approval would not have a Material Adverse Effect. The Approvals are identified in Section 4(y) of the Disclosure Schedule. The Company is operating in compliance in all material respects with the provisions, terms and conditions of the Approvals and the Company has not received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could have a Material Adverse Effect.

     (z)  Principal Customers and Suppliers
          ---------------------------------

     Set forth in Section 4(z) of the Disclosure Schedule is a list of the ten
(10) largest customers and suppliers of the Company in terms of purchases and sales during the fiscal year ended December 31, 1996 and all Mail Monitor customers, showing in each case the approximate total purchases and sales by or from each such customer or supplier during such period. Except as set forth in
Section 4(z) of the Disclosure Schedule, since December 31, 1996, there has not been any material adverse change in the business relationship of the Company with (i) any of such customers or suppliers, or (ii) any other customer or supplier which change would have a Material Adverse Effect.

     (aa)  Disclosure
           ----------

     No representation or warranty of any of the Sellers made in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading. Copies of all documents referred to herein or in the Disclosure Schedule have been delivered or made available to the Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

     Except as expressly set forth in this Agreement and the Disclosure Schedules, none of the Sellers have knowledge of any facts which will have any Material Adverse Effect.

     5.  Pre-Closing Covenants

     The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a)  General
          -------

     The parties hereto will use their Reasonable Efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below). The parties hereto will not take any action to make any of the representations or warranties untrue.

     (b)  Notices and Consents
          --------------------

     The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its Reasonable Efforts to obtain any third party consents that may be necessary to complete the transactions referred to herein. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its Reasonable Efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above.

     (c)  Operation of Business
          ---------------------

     The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

     (d)  Preservation of Business
          ------------------------

     The Sellers will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, the Sellers shall cause the Company not to amend any existing Contract or enter into any new agreements with Affiliates.

     (e)  Full Access
          -----------

     The Sellers will cause the Company to permit representatives of the Buyer, upon reasonable advance notice, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers or the Company in the course of the reviews contemplated by this
Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers or the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or the possession of its agents or any third parties, including, without limitation, its attorneys, financial advisors or bankers. Any confidentiality agreement signed by the Buyer prior to the date hereof shall not be superseded by this Agreement, except where this Agreement shall be inconsistent therewith, and shall remain in full force and effect. The Buyer's obligations under this Section 5(e) shall terminate at such time as the Closing shall have occurred.

     (f)  Notice of Developments
          ----------------------

     The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of his, her or its own representations and warranties in Section 3 above. No disclosure by any party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

     (g)  Exclusivity
          -----------

     None of the Sellers will (and the Sellers will not cause or permit the Company to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     (h)  Repayment of Indebtedness
          -------------------------

     The Sellers covenant with the Buyer that they shall cause the Company to terminate its credit facility with Citicorp/Citibank prior to the Closing Date and that the Sellers will not on behalf of the Company, and will cause the Company not to, incur any Indebtedness, except as described in Section 4(n) of the Disclosure Schedule.

     (i)  Employment Agreements
          ---------------------

     The Sellers will use their Reasonable Efforts to cause the Company to enter into employment agreements in a form to be provided by the Buyer with the employees listed on Exhibit C hereto.

     6.  Post-Closing Covenants

     The Parties agree as follows with respect to the period following the Closing.

     (a)  General
          -------

     Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to perform such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

     (b)  Litigation Support
          ------------------

     In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with him, her or it and his, her or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8 below).

     (c)  Transition
          ----------

     None of the Sellers will take any action that is designed or intended to have the effect of discouraging (i) any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing, or (ii) any employee or agent of the Company from maintaining his or her employment or agency relationship with the Company after the Closing.

     (d)  Access to books and records
          ---------------------------

     Subsequent to Closing, the Buyer will grant to the Sellers reasonable access to the books and records of the Company up to the date of the Closing as may be reasonably required by Sellers. For a period of five (5) years following the Closing Date, in the event the Buyer elects to destroy or discard any books or records, including but not limited to, tax returns, which pre-date the date of the Closing, the Buyer will first offer such documents to Sellers.

     7.  Conditions to Obligation to Close

     (a)  Conditions to Obligation of the Buyer
          -------------------------------------

     The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3(a) and
Section 4 above shall be true and correct (and such representations and warranties that are not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all material respects) at and as of the Closing Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect or threatened preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(ii) is satisfied in all respects;

          (v) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

          (vi) all consents, waivers, approvals or other action required with connection with the execute, delivery and performance of this Agreement ("Consents") by the Sellers and all Consents required of the Company and the Buyer shall have been obtained;

          (vii) Knight, Skolnick and Broadbent shall have entered into Employment Agreements with the Company substantially in the forms attached as Exhibits E-1, E-2 and E-3 hereto, respectively;

          (viii) Richard Reiser shall have entered into an employment agreement with the Company in form and substance acceptable to the Buyer;

          (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

          (x) the Company shall have obtained a release from Richard Reiser in form and substance satisfactory to the Buyer;

          (xi) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

     The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Sellers
          ---------------------------------------

     The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect or threatened preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(ii) is satisfied in all respects;

          (v) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

          (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Requisite Sellers.

     The Requisite Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8.  Remedies for Breaches of This Agreement

     (a)  Survival of Representations and Warranties
          ------------------------------------------

     In the absence of a showing of fraud or willful misrepresentation, all of the representations and warranties of the Sellers contained in Section 4 above shall survive the

Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until December 31, 1999; provided, however, that the representations and warranties contained in Section 4(k) ("Tax Matters") and
Section 4(s) (Employee Benefits) shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions or waivers thereof). In the absence of a showing of fraud or willful misrepresentation, all of the representations and warranties of the parties contained in Section 3 above shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     (b)  Indemnification by the Sellers
          ------------------------------

     The Sellers hereby agree that, notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of the Buyer, the Sellers shall, jointly and severally, indemnify and hold harmless the Buyer, and its stockholders, directors, employees, officers, agents, Affiliates and representatives (the "Buyer Indemnitees"), from and against any Adverse Consequences suffered by any of them as a result of any of the following:

          (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Sellers in this Agreement or in any of the Seller Ancillary Documents;

          (ii) any Taxes relating to any periods occurring on or prior to the Closing Date, but only to the extent that such Taxes are not reflected as liabilities on the Closing Date Balance Sheet;

          (iii) all claims or litigation matters which relate or are due to the conduct of the Business on or prior to the Closing Date, including, without limitation, the claims described in Section 4(r) of the Disclosure Schedule;

          (iv) any obligations payable by the Company to Richard Reiser which are not reflected as liabilities on the Closing Date Balance Sheet;

          (v) any fees, expenses or other payments made by the Company after June 30, 1997 to any brokers or advisors retained or employed by the Sellers, the Company or their Affiliates in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses payable to Rifkin & Company, Inc., M.R. Weiser Corp. LLP, New England Business Exchange, Segal & Tesser, LLP and/or Bingham, Dana & Gould; and

          (vi) any claim made by a third party alleging facts which, if true, would entitle the Buyer Indemnitees to indemnification pursuant to (i) through
(v) above.

     (c)  Indemnification by the Buyer
          ----------------------------

     The Buyer hereby agrees that, notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of the Sellers, the Buyer shall indemnify and hold harmless the Sellers, and their Affiliates and representatives (the "Seller Indemnitees"), from and against any Adverse Consequences suffered by any of them as a result of any of the following:

          (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Buyer in this Agreement or in any of the Buyer Ancillary Documents; and

          (ii) any claim made by a third party alleging facts which, if true, would entitle the Seller Indemnitees to indemnification pursuant to (i).

     (d)  Certain Limitations
          -------------------

          (i) No claim for indemnification may be asserted by the Buyer or the Sellers on the basis of any breach of representations or warranties pursuant to Sections 8(b)(i) and 8(c)(i) of this Agreement until the aggregate amount of all such claims for indemnification by such party(ies) shall exceed $100,000 (the "Aggregate Basket"); at which time the party seeking indemnification shall be entitled to recover the amount of the Aggregate Basket, plus all amounts in excess thereof; provided, however, that indemnification claims based upon
Section 8(b) (ii) or (iii) of this Agreement and indemnification claims based upon a breach of the representations and warranties set forth in Sections 3(a)(iii), 3(b)(iv) and 4(d) ("Brokers' Fees"), Section 3(a)(iv) ("Share Ownership"), 4(k) ("Tax Matters"), Section 4(o) ("Accounts Receivable"), Section 4(p) ("Work in Process"), and Section 4(s) ("Employee Benefits") of this Agreement shall not be subject to the Aggregate Basket. In addition, the Aggregate Basket shall not apply to any claim for indemnification hereunder arising out of (i) any breach by a party of any covenant contained herein or
(ii) any intentional breach of a representation or warranty or any willful misrepresentation by a party.

          (ii) In no event shall the aggregate amount of liability of the Sellers pursuant to Section 8(b) exceed the Purchase Price.

          (iii) The Buyer hereby waives, to the extent permitted by applicable law, any and all rights, claims and cause of action it may have against the Sellers arising under or based upon the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. Section 1962 arising under the transactions contemplated by this Agreement.

     (e)  Matters Involving Third Parties
          -------------------------------

          (i) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party) under this Section 8, then the Indemnified Party shall promptly (and in any event within twenty one (21) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligations hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

          (ii) In the case of any Third Party Claim (other than under Section 8(b)(ii) hereof), the Indemnified Party shall have the right to control the defense of such claim and the Indemnifying Party shall be entitled to monitor the defense thereof, provided that for any Third Party Claim, if the Indemnifying Party acknowledges in writing to the Indemnified Party its indemnification obligations under the terms of this Section 8 with respect to such Third Party Claim, the Indemnifying Party shall be entitled to assume the defense thereof, and after notice from the Indemnifying Party to the Indemnified Party of its or their election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election.

          (iii) In the case of any Third Party Claims under Section 8(b)(ii) hereof, the Buyer and the Sellers shall each appoint an equal number of representatives to a committee which will be responsible for the defense of such claim. The Buyer and the Sellers agree to cause their respective representative(s) on such committee to use their good faith efforts to reach a consensus on the manner in which each such claim will be defended. In the event such representatives are unable in good faith to agree upon the appropriate defense of such claim(s), then the parties agree that (A) the Buyer's representative(s) will have the final decision making authority with respect to federal tax claims, and (B) the Sellers' representative(s) will have the final decision making authority with respect to state and local tax claims. The provisions of this paragraph shall in no way limit the Indemnifying Party's indemnification obligations under this Section 8 with respect to such claim.

          (iv) The parties will render to each other such assistance as may reasonably be required of each other at the Indemnifying Party's expense, in order to insure proper and adequate defense of any Third Party Claim. If the Indemnifying Party actually assumes the defense of the Indemnified Party, (A) the Indemnified Party will not make any settlement of any such Third Party Claim which might give rise to liability of the Indemnifying Party under the indemnity agreements contained in this Section 8 without the written consent of the Indemnifying Party, (B) the Indemnifying Party shall not agree to make any settlement of any Third Party Claim which would require the payment of any amounts by the Indemnified Party, without the written consent of Indemnified Party, and (C) the Sellers shall not agree to make any settlement of any Third Party Claim which would materially affect the manner in which the Company's business is operated without the written consent of the Buyer.

     (f)  Treatment of Indemnification Payments
          -------------------------------------

     All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

     (g)  Setoff
          ------

     In addition to any other remedies to which it is entitled, the Buyer shall have the right to setoff the amount of any indemnification claims to which it is entitled under Section 8 hereof against its obligation to pay the Additional Purchase Price, if any, payable pursuant to Section 2(e) hereof. In the event that the Buyer exercises its right of setoff under this Section 8(g) and it is subsequently determined or the parties otherwise agree that the Buyer was not entitled to setoff any such amounts, the Buyer agrees to pay the setoff amount to which it was not entitled to the Sellers, with interest at the rate of seven percent (7%) per annum from the date the Buyer setoff such amount.

     9.  Termination

     (a)  Termination of Agreement
          ------------------------

     Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event of a breach in any material respect of the representations, warranties or covenants of the Sellers contained in this Agreement or (B) if the Closing shall not have occurred on or before July 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Requisite Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event of a breach in any material respect of the representations, warranties or covenants of the Buyer contained in this Agreement or (B) if the Closing shall not have occurred on or before July 31, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     (b)  Effect of Termination
          ---------------------

     If any party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive termination.

     10.  Other Agreements

     (a)  Noncompete; Nonsolicitation; Confidentiality.
          --------------------------------------------

          (i) In consideration of the benefits to be obtained by the Sellers as a result of the acquisition by the Buyer of the Business, and in order that the Buyer may have and enjoy the full benefit of its acquisition of the Company, for a period ending five (5) years following the Closing Date, none of the Sellers or any of their respective Affiliates shall, directly or indirectly, personally or as an employee, stockholder, investor, owner, consultant, manager, member, associate, partner, agent, or otherwise, or by means of any corporate or other device, engage in any business which competes with the Business anywhere in the World (such geographic area is hereafter referred to as the "Territory"); nor shall any of the Sellers or any of their respective Affiliates for such period and in the Territory solicit business, directly or indirectly, from any person who is or was a customer of the Company on or prior to the date hereof to provide products or services substantially similar to those provided by the Company, personally or as an employee, stockholder, investor, owner, consultant, manager, member, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall any of the Sellers or their respective Affiliates for such period and in the Territory solicit for employment by or for themselves any employee of the Company.

          Notwithstanding the above, the provisions of this Section 10(a)(i) shall terminate (A) as of June 30, 2000, with respect to Knight if her employment is terminated by the Company without cause pursuant to Section 7(a)(i) of her Employment Agreement prior to such date, and (B) as of December 31, 2000, with respect to Skolnick or Broadbent, respectively, if Skolnick's or Broadbent's employment, as the case may be, is terminated by the Company without cause pursuant to Section 7(a)(i) of their respective Employment Agreements prior to such date.

          (ii) The Sellers further acknowledge that by reason of their affiliation with the Company they have had access to Confidential Information. The Sellers covenant and agree that they and their respective Affiliates shall not use for their own behalf or divulge to any third party any Confidential Information of the Company.

          (iii) This Section 10(a) shall not be construed to prohibit the ownership by a Seller of not more than one percent (1%) of the capital stock of any corporation having a class of securities registered pursuant to the Securities Exchange Act.

          (iv) Each of the Sellers acknowledges that the restrictions contained in this Section 10(a) are reasonable and necessary to protect the legitimate interests of the Buyer, do not cause such Seller undue hardship, and that any violations of any provision of this Section 10(a) will result in irreparable injury to the Buyer and that, therefore, the Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled.
The parties hereto agree that, if any provision of this Section 10(a) is determined by a court of competent jurisdiction to be void or unenforceable, the court making such determination is hereby authorized and requested by the parties to adjudge the provision in question to be valid and enforceable to the maximum extent permissible under applicable law.

          (v) The covenants contained in this Section 10(a) are in addition to any obligations that any of the Sellers may have under the terms and provisions of the employment agreement to be entered into by such Seller at the Closing.

     (b)  Releases
          --------

     As of the Closing, each of the Sellers and their respective Affiliates hereby releases and discharges the Company and each of its directors, officers, employees, agents, Affiliates and their respective successors and assigns, and the Company hereby releases and discharges each of the Sellers, their respective Affiliates and their successors and assigns, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations, or liabilities of any nature, character or description whatsoever, whether known or unknown, contingent or matured, which any of the Sellers, the Company, or their respective Affiliates, or any of them, may now or hereafter have against the other by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done from the beginning of the world to the Closing Date; provided, however, that this release is not intended to, and shall not release the Sellers, the Company or their respective Affiliates, from (i) any claims arising under this Agreement, or under any other agreement executed and delivered by the parties as contemplated herein or therein, and the payment and performance by them of all of their respective obligations hereunder and thereunder, and (ii) liabilities to the Sellers accrued on the Closing Date Balance Sheet, including, without limitation, amounts due under the Seller Notes.

     Without limiting the foregoing, the Company and each of the Sellers agree that the Shareholders Agreement dated November 1, 1996 by and among the Company and the Sellers and the Compensation Agreement dated November 1, 1996 by and among the Company and the Sellers are hereby terminated and shall be of no further force and effect after the date hereof.

     (c)  Collection of Accounts Receivable/WIP
          -------------------------------------

     The Sellers acknowledge that the Buyer will have the right to indemnification pursuant to Section 8(b)(i) hereof with respect to any breach by the Sellers of their representations and warranties set forth in Sections 4(o) and 4(p) hereof regarding the collection in full of the Closing Receivables and Closing WIP reflected in the Closing Date Balance Sheet within six (6) months and eighteen (18) months, respectively, after the Closing Date. In the event that (i) the Buyer has received payment from the Sellers in satisfaction of their indemnification obligations with respect to any Closing Receivables and/or Closing WIP which were uncollected as of the six (6) month and eighteen (18) month anniversary dates of the Closing Date, as the case may be, and (ii) the Company subsequently collects any Closing Receivables or Closing WIP for which the Buyer was so indemnified, the Buyer will promptly refund any amounts subsequently collected by the Company to the Sellers.

     (d)  Projections
          -----------

     Certain financial projections with respect to the Company's future earnings have been prepared by the Sellers and furnished to the Buyer in connection with the transactions contemplated by this Agreement. Buyer acknowledges that (i) the Sellers make no representations and warranties with respect to such projections, and (ii) although the Sellers consider the assumptions upon which such projections were made to be reasonable, the earnings reflected in such projections may not be realized and are subject to significant business, economic, and competitive uncertainties and contingencies.

     11.  Miscellaneous

     (a)  Press Releases and Public Announcements
          ---------------------------------------

     Neither the Sellers nor the Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Sellers will use their best efforts to advise the Buyer prior to making the disclosure).

     (b)  No Third-Party Beneficiaries
          ----------------------------

     This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

     (c)  Entire Agreement
          ----------------

     This Agreement (including the documents referred to herein) and the Confidentiality Agreement dated September 26, 1996 (the "Confidentiality Agreement") sets forth the entire understandings between the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement, provided that the obligations of the parties under the Confidentiality Agreement shall remain in effect until the Closing shall have occurred at which time such obligations shall terminate.

     (d)  Succession and Assignment
          -------------------------

     This Agreement shall be binding upon and injure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

     (e)  Counterparts
          ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f)  Headings
          --------

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices
          -------

     All notices, requests, demands, claims, and other communications required or permitted to be given hereunder shall be in writing and shall be by hand-delivery; certified mail, return receipt requested; telecopier; or overnight courier to the parties at the addresses set forth below (or to such other address as may be provided by a party on ten days notice to the other parties hereto). Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received, if sent certified mail; and when sent, if telecopied.

          If to the Sellers:               Kathleen Knight
                                           8 Sarven Court,
                                           Tarrytown, New York 10591

          and to                           Robert Skolnick
                                           124 East 84th Street,
                                           New York, New York 10028

          and to                           Gunilla Broadbent
                                           9 Little Kings Lane,
                                           Rye Brook, New York 10573

          with a copy to:                  Segal & Tesser, LLP
                                           300 East 42nd Street
                                           New York, New York 10017
                                           Attention: Robert Segal, Esq.
                                           Telephone No.: (212) 697-9000
                                           Telecopier No.: (212) 370-9616

          If to the Buyer:                 Market Facts, Inc.
                                           3040 West Salt Creek Lane
                                           Arlington Heights, Illinois 60005
                                           Attention: President
                                           Telephone No.: (847) 590-7200
                                           Telecopier No.: (847) 590-7010

          Copy to:                         Keck, Mahin & Cate
                                           77 West Wacker Drive
                                           Suite 4200
                                           Chicago, Illinois 60601
                                           Attention: Wesley S. Walton, P.C.
                                           Telephone No.: (312) 634-7700
                                            Telecopier No.: (312) 634-5000

     (h)  Governing Law
          -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Illinois, without reference to its conflicts of laws principles.

     (i)  Amendments and Waivers
          ----------------------

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j)  Severability
          ------------

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses
          --------

     Each of the Buyer and the Sellers will bear its and their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except for expenses of the Sellers paid by the Company on or prior to June 30, 1997. No fees, expenses or other obligations to any brokers or advisors retained or employed by the Sellers, the Company or their Affiliates in connection with the transactions contemplated by this Agreement will be paid by the Company after June 30, 1997.

     (l)  Construction
          ------------

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m)  Incorporation of Exhibits
          -------------------------

     The attached Exhibits, Annexes, and Schedules are expressly incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MARKET FACTS, INC.                   SELLERS

       /s/ Thomas H. Payne
By: __________________________
         Thomas H. Payne                /s/ Kathleen Knight
Name: ________________________       __________________________________
       Chief Executive Officer
Title: _______________________       Kathleen Knight

                                        /s/ Robert Skolnick
                                     __________________________________
                                     Robert Skolnick

                                        /s/ Gunilla Broadbent
                                     __________________________________
                                     Gunilla Broadbent


                                     BAIGLOBAL, INC.


                                           /s/ Kathleen Knight
                                     By: ______________________________
                                           Kathleen Knight
                                           President

                            APPENDIX OF DEFINITIONS


     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code 1504(a).

     "Aggregate Basket" shall have the meaning set forth in Section 8(d).

     "Allocable Portion" means each Seller's respective ownership interest of the Acquired Shares as set forth in Section 2(a) of the Agreement.

     "Business" shall mean marketing research products and services to domestic and international markets.

     "Buyer" has the meaning set forth in the preface.

     "Buyer Ancillary Documents" means each of the agreements, certificates, instruments and documents required to be executed and delivered by the Buyer pursuant hereto.

     "Class A Common Stock" means the Class A common stock, $.001 par value, of the Company.

     "Class B Common Stock" means the Class B non-voting common stock, $.001 par value, of the Company.

     "Closing" has the meaning set forth in Section 2(f).

     "Closing Date" has the meaning set forth in Section 2(f).

     "Closing Date Balance Sheet" has the meaning set forth in Section 2(c).

     "Closing Deferred Income" shall mean the Company's deferred income outstanding as of the Closing Date.

     "Closing Net Worth" has the meaning set forth in Section 2(c).

     "Closing Receivables" shall mean the Company's outstanding customer and trade receivables, note receivables and other accounts receivable, less any reserves for bad debts, as of the Closing Date.

     "Closing WIP" shall mean the Company's unbilled work in process, less any reserves for bad debts, as of the Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Ancillary Documents" means each of the agreements, certificates, instruments and documents required to be executed and delivered by the Company pursuant hereto.

     "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

     "Disclosure Schedule" has the meaning set forth in Section 4.

     "Disputed Adjustments" has the meaning set forth in Section 2(c).

     "Earnout Period" has the meaning set forth in Section 2(e).

     "Employee Benefit Plan" means all employee benefit plans, employment and severance agreements or other similar arrangements to which the Company, or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (the "Controlled Group"), is or ever has been a party or by which any of them is or ever has been bound, legally or otherwise, including, without limitation, any (1) Employee Pension Benefit Plan, (2) Employee Welfare Benefit Plan, (3) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (4) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including, but not limited to, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1).

     "Employment Agreement(s)" shall mean the employment agreements between the Company and each of the Sellers attached hereto as Exhibits E-1, E-2 and E-3, respectively.

     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar third party interests, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "Environmental, Health and Safety laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource, Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended to and in effect on the Closing Date, together with all other laws in effect on the Closing Date (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Final Closing Statements" has the meaning set forth in Section 2(c).

     "Financial Statement" has the meaning set forth in Section 4(g).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hazardous Substance" shall have the meaning assigned to it in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall also include fuel oil and petroleum and any constituent thereof and any petroleum-based product.

     "Indebtedness" means all indebtedness for borrowed money, including without limitation, any promissory note, bond, indenture, loan, credit agreement or other evidence of indebtedness, capital lease obligations, or direct or indirect guarantee or assumption of indebtedness, liabilities or obligations of others.

     "Indemnified Party" has the meaning set forth in Section 8(d).

     "Indemnifying Party" has the meaning set forth in Section 8(d).

     "Initial Closing Statements" has the meaning set forth in Section 2(c).

     "Knowledge of the Sellers" means those facts and circumstances known to any of the Sellers or to a director, officer or key management employee of the Company, in each case after reasonable inquiry by such persons of those employees of the Company who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.

     "Material Adverse Effect" means an effect upon the properties, assets, financial condition or business of the Company which results in an Adverse Consequence of $25,000 or more with respect to any single item, case or occurrence (except that multiple claims (regardless of amount) arising out of the same set of circumstances shall be deemed to be a single occurrence.

     "Method for Determining Earned Income" means the following: BAIGLOBAL Inc. has consistently applied a method for determining earned income over the last six years. The method uses a formula to calculate the percentage of completion of the projects at the end of each reporting period. The formula sets up ranges of percentages based upon the stage of each project. The ranges used are as follows:

          Project has been awarded and in planning stage    20% complete
          Fieldwork has begun                               35-65% complete
          Tabulating/Data processing                        75-85% complete
          Report writing                                    90-95% complete
          Report submitted                                  100% complete

Each project has been set up with a budget which indicates an anticipated gross profit. Management reviews the costs spent on each project, both direct "hard costs" and professional time allocated to each project. Earned income is determined by first using the above ranges and then the actual costs are subtracted to produce a preliminary gross profit for the project. This preliminary gross profit is compared to the anticipated gross profit of the project's budget. Management seeks to recognize that amount of earned income that produces a gross profit in line with anticipated gross profit.

     "MFI Shares" means the common stock, $1.00 par value per share, of the Buyer. In the event of a capital reorganization or reclassification of the Buyer's common stock, or the consolidation or merger of the Buyer with or into another corporation, "MFI Shares" shall mean shares of capital stock or other securities to which the holder of the Buyer's common stock would have been entitled to as a result of such capital reorganization or reclassification of Buyer's common stock, consolidation or merger.

     "Most Recent Financial Statements" has the meaning set forth in Section
4(g).

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g).

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2(b).

     "Reasonable Efforts" shall mean the good faith effort that a person ordinarily would use, apply or exercise to protect his own rights and business, provided that when used in connection with the obtaining of a consent, approval or other act of an unaffiliated third person or governmental authority, "reasonable efforts" shall not require the commencement of litigation against such third person, the acceleration of payment of any indebtedness or the payment of money.

     "Requisite Sellers" means Sellers holding a majority in interest of the Company Shares as set forth in Section (b) of the Disclosure Schedule.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Seller(s)" has the meaning set forth in the preface.

     "Seller Ancillary Documents" means each of the agreements, certificates, instruments and documents required to be executed and delivered by a Seller pursuant hereto.

     "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d).

                                      -37-